EXHIBIT 24.1



                     RESOLUTION TO APPROVE THE ISSUANCE AND
                    SALE OF COMMON STOCK THROUGH THE DIVIDEND
                       REINVESTMENT AND STOCK PURCHASE AND
                           EMPLOYEES' INVESTMENT PLANS

         WHEREAS, The Board of Directors of Southwest Gas Corporation (the "Corporation") has determined that it is in the best interests of this Corporation to issue and sell up to 1,200,000 shares of its $1 par value common stock (the "Additional Shares") in accordance with the provisions of its Dividend Reinvestment and Stock Purchase Plan (the "DRSPP") and its Employees' Investment Plan (the "EIP"); and

         WHEREAS, This Corporation has existing authorization from the California Public Utilities Commission to issue and sell the contemplated level of additional shares of common stock through the DRSPP and the EIP;

         NOW, THEREFORE, BE IT RESOLVED, That the Board of Directors of this Corporation authorizes the issuance and sale of the Additional Shares to be sold from time to time in accordance with the provisions of the DRSPP and the EIP, subject to first obtaining all required governmental authorizations therefor and compliance with other terms and conditions as are hereinafter specified in these resolutions; and

         RESOLVED FURTHER, That the President and Chief Executive Officer; the Senior Vice President, Chief Financial Officer and Corporate Secretary; the Vice President and Treasurer; the Vice President, Controller and Chief Accounting Officer; and the Assistant Corporate Secretary (collectively, the "Authorized Officers" which term shall include such officers, attorneys, agents, and employees as they may respectively specify) are, and each of them hereby is, authorized to take such actions and execute such instruments as they deem necessary and suitable in order to carry out the intent and purpose of these resolutions and the execution by any such Authorized Officer of any such instrument, or the undertaking by any of them of any such action, in connection with the matters specified in these resolutions shall conclusively establish their authority therefor from this Corporation and the approval and ratification by this Corporation thereof; and

         RESOLVED FURTHER, That the Authorized Officers are, and each of them hereby is, authorized and directed, to prepare, execute and cause to be filed


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with the Securities and Exchange Commission ("SEC") any required registration statements, and all amendments and supplements thereto, for the purpose of registering under the federal securities laws, the Additional Shares for issuance in accordance with the provisions of the DRSPP and the EIP; and

         RESOLVED FURTHER, That Michael O. Maffie and George C. Biehl are, and each of them hereby is, authorized to act severally as attorneys in fact for and on behalf of this Corporation to execute and file registration statements on the applicable form or forms and on behalf of this Corporation to execute and file any and all amendments and/or supplements thereto to be filed by this Corporation with the SEC under the federal securities laws, for the purpose of registering the Additional Shares for issuance in accordance with the provisions of the DRSPP and the EIP; and

         RESOLVED FURTHER, That the Authorized Officers are, and each of them hereby is, authorized in the name and on behalf of this Corporation to prepare and file, or cause to be prepared and filed, applications for listing the Additional Shares on the New York Stock Exchange, the Pacific Stock Exchange, and/or any other stock exchange or exchanges that any of the Authorized Officers deems appropriate if listing of the Additional Shares is deemed advisable by any Authorized Officer; and that the Authorized Officers are, and each of them hereby is, authorized in the name and on behalf of this Corporation to execute and deliver such applications and any listing agreements or documents required by any such exchange in connection therewith, and to make such changes in any of the same as may be necessary or appropriate to conform with the requirements for listing, and to communicate with and to appear (if requested) before the officials of any such exchange, and to file, or cause to be filed, amendments or supplements to any of the foregoing documents and take such other action that any Authorized Officer deems appropriate; and

         RESOLVED FURTHER, That the Additional Shares shall be executed on behalf of this Corporation by any one or more of the Authorized Officers, under the corporate seal of this Corporation reproduced or otherwise imprinted thereon, and shall be attested by this Corporation's Secretary or any of its Assistant Secretaries; that the signature of each or both of such officers on the Additional Shares may be manual or facsimile; that the Additional Shares bearing the manual or facsimile signatures of individuals who were at the time the proper officers of this Corporation shall bind this Corporation, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of the Additional Shares or did not hold such offices at the dates of issuance of such shares; and


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         RESOLVED FURTHER, That the Authorized Officers are, and each of them hereby is, authorized to pay any and all expenses and fees arising in connection with the issuance and sale of the Additional Shares, including, without limitation, qualification under the Exchange Act or under securities or Blue Sky laws of any state or other jurisdiction in which such shares are offered, any listings of the Additional Shares on any exchange and otherwise in connection with matters contemplated by these resolutions; and

         RESOLVED FURTHER, That the Authorized Officers are, and each of them hereby is, authorized in the name and on behalf of this Corporation to make all such arrangements, to do and perform all such acts and things, and to execute and deliver all such officers' certificates, financing documents, and such other instruments and documents as any Authorized Officer deems necessary or appropriate in order to fully effectuate the purposes of the foregoing resolutions and any action taken by this Board; and

         RESOLVED FURTHER, That the Authorized Officers are, and each of them hereby is, authorized and directed on behalf of this Corporation to execute and deliver, or to cause to be executed and delivered, any and all agreements and documents necessary to effectuate the foregoing resolutions, with such terms and such changes therein as the Authorized Officers executing the same approve, with such approval being conclusively determined by the execution thereof; and

         RESOLVED FURTHER, That each of the Authorized Officers is hereby authorized and directed on behalf of this Corporation to make, or cause to be made, such filings and to take, or cause to be taken, such other actions as may be necessary to effectuate the foregoing resolutions; and

         RESOLVED FURTHER, That all acts previously taken by each of the Authorized Officers in order to effectuate the purposes of these resolutions are hereby confirmed and ratified.



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